PLAN OF CONVERSION

BY WHICH

ALASKAN PRODUCTS COMPANY, LLC.
(AN ALASKA LIMITED LIABILITY COMPANY)

WILL MERGE WITH AND INTO

APC GROUP, INC.
(A NEVADA CORPORATION)

COMPANY REORGANIZATION AND CHANGE OF CORPORATE JURISDICTION

This Plan of Conversion is made effective and dated this day of April 28, 2005, by and between the above referenced corporations, sometimes referred to herein as the "Constituent Entity" and the "Resulting Entity", respectively.

I. RECITALS

A. The Parties to this Agreement:

1. Alaskan Products Company, LLC (the "Constituent Entity") is an Alaska Limited Liability Company.

2. APC Group, Inc. (the "Resulting Entity") is a Nevada Corporation, having been created on behalf of the Constituent Entity for the purposes of reorganizing the company's structure and shifting jurisdiction of incorporation from Alaska to Nevada law.

B. The Capital of the Parties:

1. The Capital of the Constituent Entity consists of total of six (6) Members holding Ownership Interests equaling one-hundred percent (100%) ownership of the Constituent Entity.

2. The Capital of the Resulting Entity consists of 50,000,000 shares of common voting stock of $0.001 par value authorized, of which no shares have been or are issued or outstanding.

C. The Decision to Convert to a Nevada Corporation:

Manager Approval: Resolutions containing the description of this Plan of Conversion were approved by Unanimous Written Consent of the Designated Managing Members, at a meeting of the Managing Members of the Constituent Entity held on April 28, 2004.

Member Approval: The affairs of the Constituent Entity are managed solely by the designated Managing Members, elected by the Members, as provided for in the Constituent Entity's Articles of Organization and Operating Agreement. The Unanimous Written Consent of the Designated Managing Members executed on April 28, 2004, approved the proposed Plan of Conversion.

All Members have resolved, accordingly, to merge and relocate the place of incorporation, by means of the following conversion, by which the Constituent Entity will merge with and into the Resulting Entity incorporated in the State of Nevada.

II. PLAN OF CONVERSION

A. Changing the Place of Incorporation:

The Constituent Entity (Alaska) and the Resulting Entity (Nevada) are hereby converted for the purposes of reorganizing the company structure and jurisdiction of incorporation of the Constituent Entity; such that immediately following the Conversion the Alaska Limited Liability Company will become a Nevada corporation.

1. The Constituent Entity: Alaskan Products Company, LLC, of Alaska will merge with and into and thereafter be APC Group, Inc., of Nevada. The Constituent Entity will retain its corporate personality and status, and will continue its business uninterrupted, in and through, and only in and through the Nevada Corporation.

2. Conversion of Outstanding Shares: Alaskan Products Company, LLC, will cancel all of its Member Ownership Interests and allot new corporate Common Voting Shares from its Resulting Entity, APC Group, Inc. The Resulting entity has 50,000,000 shares of authorized Common Stock to issue at $0.001 par value, and the Member Ownership Interests of the Constituent Entity will be exchanged for the initial 11,877,500 issuance of Common Voting Shares from APC Group, Inc, with each share valued at $0.001.

3. Effective Date: This Plan of Conversion shall become effective immediately upon approval and adoption by Corporate parties hereto, in the manner provided by the law of its place of incorporation and its corporate forms that are required to be filed, the time of such effectiveness being called the effective date hereof.

4. Surviving Corporations: APC Group, Inc., shall survive the reorganization after the Conversion, while maintaining the operational history of Alaskan Products Company, LLC, before the Conversion, and with the management, duties and relationships to its investors unchanged by the Conversion and with all of its property unchanged.

5. Further Assurance, Good Faith and Fair Dealing: the Managers and Officers of each Entity shall and will execute and deliver any and all necessary documents, acknowledgments and assurances and do all things proper to confirm or acknowledge any and all rights, titles and interests created or confirmed herein; and both companies covenant hereby to deal fairly and in good faith with each other and with each shareholders.

SCHEDULE A

Member Name	LLC Ownership %	Exchanged for Shares of Common Stock (#)
Ken Forster	26.2%	3,110,556
Jim Rasmussen	21.2%	2,515,753
JP Hoff	16.7%	1,988,272
Suzanne LaSalle	5.6%	663,819
Chris Dailey	7.6%	899,100
Roy & Brenda Wilbur	22.7%	2,700,000
TOTAL:	**100%**	**11,877,500**

THIS PLAN OF CONVERSION is executed on behalf of each Corporation by its duly authorized representatives, and attested to, pursuant to the laws of its respective place of incorporation and in accordance with its corporate governance documents.

Alaskan Products Company, LLC (An Alaska Limited Liability Company)	APC Group, Inc. (A Nevada Corporation)
By: Ken Forster, Managing Member	By: Ken Forster, President
By: Jim Rasmussen, Managing Member	By:
By: Chris Dailey, Managing Member	By: Chris Dailey, Treasure
By: Suzanne LaSalle, Managing Member	By: Suzanne LaSalle, Secretary
By: JP Hoff, Managing Member	By: JP Hoff, Director